HANSEN, BARNETT & MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS

(801) 532-2200
Member of AICPA Division of Firms	Fax (801) 532-7944
Member of SECPS	345 East Broadway, Suite 200
Member of Summit International Associates, Inc.	Salt Lake City, Utah 84111-2693
www.hbmcpas.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Synergy Technologies Corporation

As independent certified public accountants, we hereby consent to the use of our report dated March 17, 2000 with respect to the consolidated financial statements of Synergy Technologies Corporation included in this Registration Statement on Form SB-2/A, and consent to the use of our name in the "Experts" section of this Registration Statement.

/S/HANSEN, BARNETT & MAXWELL
Hansen, Barnett & Maxwell

Salt Lake City, Utah
January 26, 2001